                                                                Exhibit No. 2.3
                                                                 EXECUTION COPY



===============================================================================

                            STOCK PURCHASE AGREEMENT

                                  by and among

                        MULLER & PRIBYL UTILITIES, INC.,

                              M&P UTILITIES, INC.,

                            THE SELLERS NAMED HEREIN,

                                 LINC.NET, INC.

                                       and

                           LINC.NET ACQUISITION CORP.




                          Dated as of December 21, 1999


===============================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I
CERTAIN DEFINITIONS...............................................................................................1
         1.1      Definitions.....................................................................................1

ARTICLE II
PURCHASE AND SALE OF THE SHARES...................................................................................7
         2.1      Basic Transaction...............................................................................7
         2.2      Closing Transactions............................................................................7
         2.3      Purchase Price..................................................................................8

ARTICLE III
CONDITIONS TO CLOSING............................................................................................10
         3.1      Conditions to Buyer's Obligations..............................................................10
         3.2      Conditions to Sellers' Obligations.............................................................14

ARTICLE IV
[INTENTIONALLY OMITTED]..........................................................................................15

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES AND SELLERS..............................................15
         5.1      Capacity, Organization, Corporate Power and Licenses...........................................15
         5.2      Capital Stock and Related Matters; Title to Shares.............................................16
         5.3      Authorization; Noncontravention................................................................16
         5.4      Subsidiaries...................................................................................17
         5.5      Financial Statements...........................................................................17
         5.6      Accounts Receivable............................................................................17
         5.7      Inventory......................................................................................18
         5.8      Absence of Undisclosed Liabilities.............................................................18
         5.9      No Material Adverse Effect.....................................................................18
         5.10     Absence of Certain Developments................................................................19
         5.11     Assets.........................................................................................21
         5.12     Contracts and Commitments......................................................................22


                                       -i-



         5.13     Intellectual Property Rights...................................................................24
         5.14     Litigation.....................................................................................25
         5.15     Compliance with Laws...........................................................................26
         5.16     Environmental and Safety Matters...............................................................26
         5.17     Employees......................................................................................27
         5.18     Employee Benefit Plans.........................................................................28
         5.19     Insurance......................................................................................29
         5.20     Tax Matters....................................................................................29
         5.21     Brokerage and Transaction Bonuses..............................................................31
         5.22     Bank Accounts..................................................................................31
         5.23     Names and Locations............................................................................31
         5.24     Affiliate Transactions.........................................................................32
         5.25     Service Warranties.............................................................................32
         5.26     Customers and Suppliers........................................................................32
         5.27     ...............................................................................................33
         No Other Representations................................................................................33

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND LINC.NET.............................................................33
         6.1      Organization and Power.........................................................................33
         6.2      ...............................................................................................33
         Authorization...........................................................................................33
         6.3      No Violation...................................................................................33
         6.4      Governmental Authorities and Consents..........................................................34
         6.5      Litigation.....................................................................................34
         6.6      Brokerage......................................................................................34
         6.7      Investment Intent..............................................................................34
         6.8      No Other Representation........................................................................34
         6.9      HSR............................................................................................34

ARTICLE VII
[INTENTIONALLY OMITTED]..........................................................................................34

ARTICLE VIII
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING...................................................................34


                                     -ii-


         8.1      Survival of Representations and Warranties.....................................................35
         8.2      Indemnification................................................................................35
         8.3      Mutual Assistance..............................................................................40
         8.4      Non-Competition; Non-Solicitation..............................................................40
         8.5      Press Release and Announcements................................................................42
         8.6      Expenses.......................................................................................42
         8.7      Specific Performance...........................................................................42
         8.8      Arbitration Procedure..........................................................................43
         8.9      Further Assurances.............................................................................44
         8.10     Confidentiality................................................................................44
         8.11     Tax Matters....................................................................................44
         8.12     General Agreement of Indemnity.................................................................47
         8.13     Use of Names...................................................................................47

ARTICLE IX
MISCELLANEOUS....................................................................................................47
         9.1      Amendment and Waiver...........................................................................47
         9.2      Notices........................................................................................48
         9.3      Successors and Assigns.........................................................................50
         9.4      Severability...................................................................................50
         9.5      Captions; Interpretation.......................................................................50
         9.6      No Third-Party Beneficiaries...................................................................51
         9.7      Complete Agreement.............................................................................51
         9.8      Counterparts...................................................................................51
         9.9      Delivery by Facsimile..........................................................................51
         9.10     Governing Law..................................................................................51
         9.11     Schedules......................................................................................51
         9.12     Linc.net Guarantee.............................................................................52

                             EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A         -        Escrow Agreement
Exhibit B-1       -        Employment Agreement-Larry Pribyl
Exhibit B-2       -        Employment Agreement-(Other Executives)
Exhibit C         -        Executive Purchase Agreements
Exhibit D         -        Amended and Restated Stockholders Agreement
Exhibit E         -        Amended and Restated Registration Agreement
Exhibit F         -        Real Estate Lease
Exhibit G         -        Form of Opinion of Counsel for Sellers and the Company
Exhibit H         -        Form of Opinion of Counsel for Buyer
Exhibit I         -        Allocation of Purchase Price
Exhibit J         -        Form of Indemnity Agreement


SCHEDULES:

Schedule of Sellers
Permitted Liens Schedule
Organization Schedule
Capital Stock and Related Matters Schedule
Restrictions Schedule
Financial Statements Schedule
Accounts Receivable Schedule
Liabilities Schedule
Developments Schedule
Assets Schedule
Leased Real Property Schedule
Contracts Schedule
Intellectual Property Schedule
Litigation Schedule
Compliance Schedule
Permits Schedule
Environmental Schedule
Employees Schedule
Employee Benefits Schedule
Insurance Schedule
Taxes Schedule
Brokerage Schedule
Transaction Bonuses Schedule
Bank Account Schedule

Names and Locations Schedule
Warranty Schedule
Customers and Suppliers Schedule
Buyer Brokerage Schedule
Indemnification Schedule

                             INDEX OF DEFINED TERMS


                                                                                                               PAGE
Accounting Firm................................................................................................3, 8
ADSP.............................................................................................................51
Affiliate.....................................................................................................1, 17
Affiliated Group..................................................................................................1
Applicable Rate...................................................................................................1
Audited Financial Statements.....................................................................................20
Bank..............................................................................................................2
Buyer.............................................................................................................1
CERCLA........................................................................................................2, 29
Closing Bonuses...................................................................................................2
Code..............................................................................................................2
Commercially Reasonable Efforts...................................................................................2
Company Transaction..............................................................................................17
Confidential Information..........................................................................................2
Encumbrance.......................................................................................................2
Encumbrances......................................................................................................6
Environmental and Safety Requirements.........................................................................2, 29
ERISA.............................................................................................................3
Escrow Agent......................................................................................................3
Escrow Agreement...............................................................................................3, 7
Escrow Amount.....................................................................................................3
Executive Purchase Agreement.....................................................................................11
Executive Securities..............................................................................................3
GAAP..............................................................................................................3
Guaranty..........................................................................................................3
HSR Act...........................................................................................................3
Indebtedness......................................................................................................3
Indemnitee.......................................................................................................41
Indemnitor.......................................................................................................41
Intellectual Property Rights......................................................................................4
Investment........................................................................................................4
Latest Balance Sheet.............................................................................................20
Lien..............................................................................................................4
Losses...........................................................................................................39
M&P...............................................................................................................1
MADSP............................................................................................................51
Material Adverse Effect...........................................................................................4
Muller Pribyl.....................................................................................................1
Net Current Assets................................................................................................4


                                     -vi-




Net Worth.........................................................................................................5
Notice of Disagreement............................................................................................8
Permitted Liens...................................................................................................5
Permitted Tax Distributions.......................................................................................5
Person............................................................................................................5
Purchase Price....................................................................................................7
Securities Act....................................................................................................5
Straddle Tax Returns.............................................................................................49
Subsidiary........................................................................................................5
Tax...............................................................................................................6
Tax Returns.......................................................................................................6
Treasury Regulations..............................................................................................6
Unaudited Financial Statements...................................................................................20

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of December 21, 1999, by and among Muller & Pribyl Utilities, Inc., a Minnesota corporation ("MULLER PRIBYL"), M&P Utilities, Inc., a Minnesota corporation ("M&P" and, together with Muller Pribyl, the "COMPANIES" and each individually, a "COMPANY"), Robert J. Muller, an individual resident of the State of Minnesota, Lawrence L. Pribyl, an individual resident of the State of Minnesota (each of Robert J. Muller and Lawrence L. Pribyl, a "SELLER" and, collectively, the "SELLERS"), Linc.net Acquisition Corp.,a Delaware corporation ("BUYER"), and Linc.net, Inc., a Delaware corporation and parent of Buyer ("LINC.NET").

                  WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Companies (the "SHARES");

                  WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares; and

                  WHEREAS, Linc.net has entered into this Agreement to guarantee the payment and performance of Buyer's obligations hereunder.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  1.1 DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

                  "AFFILIATED GROUP" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which a Company is or has been a member.

                  "APPLICABLE RATE" means the prime rate of interest reported by the WALL STREET JOURNAL from time to time.

                  "BANK" means PNC Bank National Association or such other financial institution as shall be selected by Buyer.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and as in effect on the date hereof and the Closing Date.

                  "CLOSING BONUSES" means the bonuses paid by the Companies in connection with the Closing to the persons and in the amounts set forth on the Transactions Bonuses Schedule attached hereto.

                  "CODE" means the Internal Revenue Code of 1986, as amended and as in effect on the date hereof and the Closing Date, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

                  "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve such result as expeditiously as possible.

                  "COMPANIES' TRANSACTION EXPENSES" means the Companies' fees and expenses relating to the fees and expenses of Goldsmith, Agio, Helms and Company, Dorsey & Whitney LLP, Peterson, Savelkoul, Schlichting & Davies, Ltd., Barna, Guzy & Steffen, Ltd., and Michael Galvin incurred after August 27, 1999.

                  "COMPANY TRANSACTION" means any (a) reorganization, liquidation, dissolution or recapitalization of any of the Companies, (b) merger or consolidation involving any of the Companies, (c) purchase or sale of any material portion of the assets or any of the capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of any of the Companies (other than the purchase and sale of inventory and capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving any of the Companies or their businesses or assets.

                  "CONFIDENTIAL INFORMATION" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, services or research or development of the Companies or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Companies' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other
Intellectual Property Rights.

                  "ENCUMBRANCE" means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws) or other encumbrance.

                  "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended and as now in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" means Norwest Bank Minnesota, N.A.

                  "ESCROW AGREEMENT" means the escrow agreement in form substantially the same as that attached hereto as EXHIBIT A.

                  "ESCROW AMOUNT" means $2,000,000.

                  "EXECUTIVE SECURITIES" means the shares of Linc.net's Class A Preferred Stock and Common Stock issued to Sellers and other management persons of the Companies pursuant to the respective Executive Purchase Agreements between each of the Sellers or such other management persons and Linc.net.

                  "GAAP" means United States generally accepted accounting principles, as in effect on any applicable date.

                  "GUARANTY" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

                  "INDEBTEDNESS" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts (other than overdrafts solely resulting from (A) payments of accounts payable and accrued expenses in the ordinary course of business not to exceed $10,000 in the aggregate as set forth on the Closing Balance Sheet and (B) the Closing Bonuses and the Companies' Transaction Expenses), (v) all obligations arising from deferred compensation arrangements, (vi) all obligations of such Person secured by a Lien (other than Permitted Liens), (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all obligations under leases capitalized under GAAP, (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing; (x) all deferred rent,
(xi) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than indebtedness between the Companies, retention payables to subcontractors and trade payables incurred in the ordinary course of business, each as set forth on the Closing Balance Sheet and which, in the case of trade payables, are not past due or are being disputed in good faith and are not material) and (xii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the Closing Date. In no event will the leases identified in item 4 of the DEVELOPMENTS SCHEDULE or the installment payable to Case Credit identified in item 8 of the DEVELOPMENTS SCHEDULE constitute Indebtedness.

                  "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information),
(vi) other intellectual property rights, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

                  "INVESTMENT" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person, and (ii) any capital contribution by such Person to any other Person.

                  "KNOWLEDGE" means with respect to the Companies, the actual knowledge, after reasonable investigation, of Larry Pribyl, Tim Pribyl, Lois Carlson, Ronald Rassat, Paul Decker and Gary Thompson and, with respect to any other Person, means the actual knowledge of such Person after reasonable investigation.

                  "LIEN" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

                  "MATERIAL ADVERSE EFFECT" means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, operating results, cash flow, net worth or employee, customer or supplier relations of the Companies.

                  "NET CURRENT ASSETS" means as of any date of determination, the excess of the Companies' total combined current assets (determined without giving effect to the payment of the Closing Bonuses and the Companies' Transaction Expenses immediately prior to the Closing) as of such date over the Companies' total combined current liabilities (excluding Indebtedness and, to the extent not accrued on the Companies' combined balance sheet as of October 31, 1999, any Closing Tax Liability) as of such date determined in accordance with GAAP, taking into account the adjustments set forth in the Ernst & Young Schedule described in item 1 of the FINANCIAL STATEMENTS SCHEDULE. In determining total current assets and total current liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all errors and omissions corrected, (ii) all proper adjustments shall be made, (iii) appropriate reserves shall be included for all liabilities and obligations for which reserves are appropriate in accordance with GAAP, and (iv) all distributions to the Sellers, whether or not related to distributions for Taxes of the Sellers and whether or not distributed before or after the Closing, will be taken into account.

                  "NET WORTH" means, as of any date of determination, the excess of the Companies' total assets (determined without giving effect to the payment of the Closing Bonuses and the Companies' Transaction Expenses immediately prior to the Closing) as of such date over the Companies' total liabilities (excluding Indebtedness and, to the extent not accrued on the Companies' combined balance sheet as of October 31, 1999, any Closing Tax Liability) as of such date, determined in accordance with GAAP, taking into account the adjustments set forth in the Ernst & Young Schedule described in item 1 of the FINANCIAL STATEMENTS SCHEDULE. In determining total assets and total liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all errors and omissions shall be corrected, (ii) all proper adjustments shall be made, (iii) appropriate reserves shall be included for all liabilities and obligations for which reserves are appropriate in accordance with GAAP, and (iv) all distributions to the Sellers, whether or not related to distributions for Taxes of the Sellers and whether or not distributed before or after the Closing, will be taken into account.

                  "PERMITTED LIENS" means (i) Liens that are set forth on the PERMITTED LIENS SCHEDULE attached hereto, (ii) Liens for Taxes not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Companies' financial statements in accordance with the accounting principles, policies and procedures used by the Companies in the preparation of the Closing Balance Sheet, (iii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business which are not delinquent, (iv) Liens arising from zoning ordinances which are not violated by the current use or occupancy of the applicable property, and (v) Liens in respect of pledges or deposits under workers' compensation laws.

                  "PERMITTED TAX DISTRIBUTIONS" means, with respect to each Seller, an amount equal to (A) 49% of the sum of (x) such Seller's pro rata share of each Company's items of gross income net of all items of loss and deduction, computed pursuant to the provisions of Section 1366 of the Code for the period from January 1, 1999 through the day immediately preceding the Closing Date, but excluding the Companies' Transaction Expenses and the Closing Bonuses and any items of income attributable to the Code Section 481 adjustment for the Companies plus (y) $476,487 (representing such Seller's aggregate pro rata share of the Code Section 481 adjustment for the Companies) less (B) any tax credits for such period.

                  "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "SUBSIDIARY" means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or
(B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

                  "TAX" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing imposed upon the Companies;
and (ii) liability of the Companies for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

                  "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

                  2.1 BASIC TRANSACTION. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, all of the Shares, free and clear of all Encumbrances.

                  2.2     CLOSING TRANSACTIONS.

                  (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, 60601, at 9:00 a.m. local time on December ___, 1999, or at such other time and/or place as is mutually agreeable to the parties, or, if any of the conditions to Closing set forth in
Article III have not been satisfied at or waived by the party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the "CLOSING DATE").

                  (b)      DELIVERIES.  At the Closing:

                           (i) Buyer shall pay to each Seller an amount equal to
(A) the percentage set forth opposite such Seller's name on the SCHEDULE OF SELLERS attached hereto, MULTIPLIED BY (B) an amount equal to the Estimated Purchase Price, LESS the Escrow Amount, by wire transfer of immediately available funds to the respective accounts designated by each Seller;

                           (ii) Buyer shall deliver the Escrow Amount to the
Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement;

                           (iii) Sellers shall deliver to Buyer certificates
representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

                           (iv) the Companies, Sellers and Buyer, as applicable,
shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such party under Article III below; and

                           (v) Sellers shall deliver to Buyer all corporate
books and records, including stock ledgers and minute books and other similar property of the Companies in their possession.

                  2.3 PURCHASE PRICE.

                  (a) The aggregate purchase price to be paid for the Shares (the "PURCHASE PRICE") shall be an amount equal to $42,000,000, MINUS (i) an amount equal to the aggregate amount of all outstanding principal, all accrued interest and any unpaid fees and any premiums or penalties required with respect to the repayment at or after the Closing of all Indebtedness of the Companies existing as of the Closing (the "CLOSING INDEBTEDNESS"), MINUS (ii) an amount equal to the aggregate amount of all federal, state and local income Taxes of or payable by the Companies with respect to any taxable year or taxable period or portion thereof ended on or prior to the Closing Date and which remains unpaid as of the Closing (the "CLOSING TAX LIABILITY"), MINUS (iii) an amount equal to the amount (if any) by which the Net Worth of the Companies as of the Closing Date as shown on the Closing Balance Sheet (as defined in Section 2.3(c) below and as prepared in accordance with the provisions thereof) (the "CLOSING NET WORTH") is less than $14,000,000 (as decreased by the amount of any reduction to the Purchase Price pursuant to clause (iv) below), MINUS (iv) an amount equal to the amount (if any) by which the Net Current Assets of the Companies as of the Closing Date as shown on the Closing Balance Sheet (as defined in Section 2.3(c) below and as prepared in accordance with the provisions thereof) (the "CLOSING NET CURRENT ASSETS") is less than $8,050,000, MINUS (v) the aggregate amount of the Closing Bonuses, and MINUS (vi) the Companies' Transaction Expenses.

                  (b) Not less than two days prior to the Closing, the Sellers will present to Buyer a good faith estimate of the Purchase Price as of the end of business on the day immediately preceding the Closing Date, including an estimate of the components of, and the resulting calculation of, the Purchase Price (the "ESTIMATED PURCHASE PRICE").

                  (c) Within 60 days following the Closing Date, Buyer shall deliver to the Sellers a combined balance sheet of the Companies as of the end of business on the day immediately preceding the Closing Date (in its final and binding form, the "CLOSING BALANCE SHEET"), setting forth the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth and the Closing Net

Current Assets and the resulting Purchase Price calculated with reference to such amounts. The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with GAAP and shall set forth the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth and the Closing Net Current Assets and the resulting Purchase Price calculated with reference thereto on a combined and consolidated basis. Sellers shall cooperate as reasonably requested in connection with the preparation of the Closing Balance Sheet. Sellers shall be permitted to review the Companies' books and records and the Companies' working papers related to the preparation of the Closing Balance Sheet and determination of the Purchase Price and shall have reasonable access to the personnel and representatives of Buyer who assisted in the preparation of the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties 20 days following the Sellers' receipt thereof, unless Sellers shall give written notice of their disagreement (a "NOTICE OF DISAGREEMENT") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount (if determinable) of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 20 days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers' and their representatives' working papers relating to the Notice of Disagreement. At the end of the 20-day period referred to above, the parties shall submit to a mutually satisfactory independent "big-five" accounting firm, other than Ernst & Young LLP, for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. If the parties are unable to mutually agree upon an accounting firm, Buyer and the Sellers shall select by lot a "big-five" accounting firm other than Ernst & Young LLP or any other accounting firm used by Buyer or its Affiliates or Sellers in the past three years. The parties shall instruct the accounting firm ultimately agreed upon or selected by lot under this Section 2.3(c) (the "ACCOUNTING FIRM") to make a final determination of the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth and the Closing Net Current Assets and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand. The parties shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyer and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review). The Closing Balance Sheet and the determination of the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth and the Closing Net Current Assets and the resulting Purchase Price calculated with reference thereto shall become final and binding on the parties on the date the

Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be paid by the non-prevailing party. The parties acknowledge that for the purposes of the foregoing sentence the prevailing party shall be the party whose calculation of the Purchase Price as submitted to the Accounting Firm is closest to the Purchase Price as determined by the Accounting Firm.

                  (d) Promptly after the Closing Balance Sheet and the determination of the Closing Indebtedness, the Closing Tax Liability, the Closing Net Worth and the Closing Net Current Assets and the resulting Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.3(c) above, the Estimated Purchase Price shall be recalculated by giving effect to the final and binding Closing Indebtedness, Closing Tax Liability, Closing Net Worth, Closing Cash Amount and Closing Net Current Assets (as recalculated, the "FINAL PURCHASE PRICE"). If the Estimated Purchase Price is greater than the Final Purchase Price, Sellers shall, and if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall, within three business days after the Closing Balance Sheet becomes final and binding on the parties, make payment by wire transfer to Buyer or Sellers, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. Notwithstanding the foregoing, if the Closing Balance Sheet has not become final because the Sellers have submitted a Notice of Disagreement, any amount owed to either the Sellers or Buyer and which is not in dispute shall be paid to the appropriate party within three business days after the Sellers have submitted to Buyer such Notice of Disagreement.


                                   ARTICLE III

                              CONDITIONS TO CLOSING

         3.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing:

                  (a) The representations and warranties in Article V hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article V hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Sellers or the Companies to Buyer pursuant to Section 4.7 below);

                  (b) Sellers and the Companies shall have received or obtained all third-party consents, authorizations, waivers and approvals that are necessary (i) for the consummation of the transactions contemplated hereby, or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any material instrument, contract, lease, license or other agreement identified with an asterisk on the attached RESTRICTIONS SCHEDULE (collectively, the "THIRD-PARTY APPROVALS"), in each case on terms reasonably satisfactory to Buyer;

                  (c) Buyer and the Companies shall have received or obtained all governmental and regulatory consents, novations, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby, or (ii) for Buyer to own the Shares and to operate the businesses of and control the Companies following the Closing (including any required approvals from the State of Minnesota), in each case on terms and conditions reasonably satisfactory to Buyer (collectively, the "GOVERNMENTAL APPROVALS");

                  (d) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely in any material respect the right of Buyer to own the Shares or operate the businesses of or control the Companies, or (iv) affect adversely in any material respect the right of the Companies to own their respective assets or control their respective businesses, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

                  (e) Since the date of the Latest Balance Sheet, there shall have been no material adverse change or development or the discovery of an event or occurrence which could be expected to have a material adverse change or development in the business, financial condition, value, operating results, assets, liabilities, operations, cash flow, net worth or customer, supplier or employee relations of the Companies taken as a whole (as determined by Buyer); PROVIDED THAT the foregoing shall not apply to general economic conditions not relating specifically or primarily to the design, engineering, installation, maintenance and construction of utility networks and the utility line location business of which the Buyer should reasonably have been expected to be aware of without disclosure by the Sellers or the Companies (with it being understood that the Sellers and the Companies shall have the burden of proving that the Buyers should reasonably have been expected to be aware of such facts, events or circumstances and to have been aware of the materiality thereof as the same relate to the Companies and their businesses or business prospects);

                  (f) Buyer shall have obtained all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Companies following the Closing (in each case on terms and conditions satisfactory to Buyer);

                  (g) The Companies shall have obtained and delivered to Buyer an estoppel certificate and a landlord lien waiver agreement from Muller & Pribyl Partnership for the real property to be leased to the Companies pursuant to the Real Estate Lease, in form and substance reasonably satisfactory to Buyer and Buyer's lender and their special counsel and such other related items as Buyer or Buyer's lenders may reasonably request and the Companies and Sellers shall have used Commercially Reasonable Efforts to deliver to Buyer an estoppel certificate and a landlord lien waiver from each other lessor of Leased Realty;

                  (h) Lawrence Pribyl shall have entered into an agreement for employment with M&P in the form substantially the same as that attached hereto as EXHIBIT B-1 and each of Tim Pribyl, Ronald Rassat, Paul Decker and Gary Thompson shall have entered into an agreement for employment with M&P, each in form substantially the same as that attached hereto as EXHIBIT B-2 (collectively, the "EMPLOYMENT AGREEMENTS"), and all of such agreements shall be in full force and effect at the Closing;

                  (i) Each of Lawrence L. Pribyl, Timothy Pribyl, Gary Thompson, Paul Decker, Ronald Rassat and Lois Carlson shall have entered into an executive stock purchase agreement with Linc.net providing for the purchase, in the aggregate, of at least $4,200,000 of capital stock of Linc.net, each in form substantially the same as that attached hereto as EXHIBIT C (the "EXECUTIVE PURCHASE AGREEMENTS"), and all of such agreements shall be in full force and effect at the Closing;

                  (j) Each of Lawrence L. Pribyl, Timothy Pribyl, Gary Thompson, Paul Decker, Ronald Rassat and Lois Carlson shall have entered into an Amended and Restated Stockholders Agreement among Linc.net and the stockholders of Linc.net in form substantially the same as that attached hereto as EXHIBIT D (the "STOCKHOLDERS AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

                  (k) Each of Lawrence L. Pribyl, Timothy Pribyl, Gary Thompson, Paul Decker, Ronald Rassat and Lois Carlson shall have entered into an Amended and Restated Registration Agreement among Linc.net and the stockholders of Linc.net in form substantially the same as that attached hereto as EXHIBIT E (the "REGISTRATION AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

                  (l) The Companies (or an Affiliate thereof) shall have entered into agreements for the lease of its corporate headquarters and certain other facilities with Muller & Pribyl Partnership in form substantially the same as that attached hereto as EXHIBITS F-1 (the "REAL ESTATE LEASE"), and the Real Estate Lease shall be in full force and effect at the Closing;

                  (m) Each Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

                  (n) Buyer shall have received from Dorsey & Whitney LLP, special counsel for Sellers and the Companies, an opinion with respect to the matters set forth in EXHIBIT G attached hereto, which shall be addressed to Buyer and Buyer's lenders, dated as of the Closing Date, and in form and substance reasonably satisfactory to Buyer and Buyer's lenders;

                  (o) Buyer shall have received evidence (in form and substance satisfactory to Buyer) that the Companies' and Sellers' legal counsel, investment bankers and other agents and representatives have been paid in full and that the Companies have no liability to any of their or Sellers' legal counsel, investment bankers, agents or representatives;

                  (p) The Companies shall have obtained releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Companies and the Companies shall have obtained and delivered to Buyer and Buyer's lenders payoff letters with respect to all Indebtedness for borrowed money outstanding as of the Closing (in each case on terms and conditions reasonably satisfactory to Buyer);

                  (q) Each of (i) that certain Agreement Regarding Sale of Business, dated as of December 8, 1998, by and between the Sellers (the "SALE OF THE COMPANY AGREEMENT"), (ii) that certain Agreement, dated December 12, 1997, by and among the Companies, the Sellers and certain other parties, and (iii) that certain Buy-Sell Agreement, dated as of March 2, 1979 by and among Lawrence
L. Pribyl, Robert J. Muller and Muller & Pribyl Utilities, Inc. shall have been terminated in its entirety with no further obligation of the Companies thereunder; and

                  (r) Sellers shall have delivered to Buyer (i) a certificate signed on behalf of each of the Companies, dated the Closing Date, stating that the conditions specified in subsections (a) through (e) and (p) and (q) above have been satisfied as of the Closing; (ii) a certificate from Sellers and the Companies indicating their good faith and best estimates of (A) the Closing Indebtedness, (B) the Closing Tax Liability, (C) the Closing Net Worth and (D) the Closing Net Current Assets; (iii) copies of all Third-Party Approvals and Governmental Approvals; (iv) certified copies of the resolutions of the Companies' board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) the resignations, effective as of the Closing, of each director of each Company;
(vi) good standing certificates for each of the Companies from their respective jurisdictions of incorporation and each jurisdiction in which the Companies are qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; and (vii) such other documents or instruments as are required to be delivered by Sellers or the Companies at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by Sellers and the Companies in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its special counsel. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

                  3.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) The representations and warranties made by Buyer in
Article VI hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Buyer to Sellers pursuant to Section 4.7 below), and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it hereunder prior to the Closing;

                  (b) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of the transactions contemplated hereby, or declare unlawful any of the transactions contemplated hereby, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

                  (c) Each of Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing;

                  (d) Linc.net shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing;

                  (e) Linc.net shall have executed and delivered the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing;

                  (f) Linc.net shall have executed and delivered each of the Executive Purchase Agreements, and each of the Executive Purchase Agreements shall be in full force and effect as of the Closing;

                  (g) The Sellers shall have received from Kirkland & Ellis, special counsel to Buyer, an opinion with respect to the matters set forth in EXHIBIT H attached hereto, which shall be addressed to the Sellers and in form and substance reasonably satisfactory to the Sellers;

                  (h) Buyer shall have entered into an indemnity agreement, in the form attached hereto as EXHIBIT J, with the Sellers for any and all monetary losses incurred pursuant to any personal guaranty or bond made by either of the Sellers, their spouses or Affiliates relating to the business of the Companies prior to the Closing; and

                  (i) At the Closing, Buyer shall have delivered to the Sellers
(i) a certificate signed by Buyer, dated the date of the Closing, stating that the conditions specified in subsection (a) and (b) above have been satisfied, (ii) certified copies of the resolutions of each of Buyer's and Linc.net's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (iii) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

                  All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers. Any condition specified in this Section 3.2 may be waived if such waiver is set forth in a writing duly executed by Sellers.

                                   ARTICLE IV

                             [INTENTIONALLY OMITTED]

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES CONCERNING
                            THE COMPANIES AND SELLERS

                  As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller and the Companies hereby jointly and severally represent and warrant to Buyer that:

                  5.1 CAPACITY, ORGANIZATION, CORPORATE POWER AND LICENSES. Each Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his obligations hereunder and thereunder. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and, except as set forth on the attached PERMITS SCHEDULE, is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Each of the Companies possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the articles of incorporation and by-laws for each Company, which have been furnished to Buyer's special counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the shareholders and the board directors), the stock certificate books and the stock record books of the Companies are correct and complete in all material respects. None of the Companies is in default under or in violation of any provision of its articles of incorporation or by-laws. The attached ORGANIZATION SCHEDULE sets forth a list of the officers and directors of each of the Companies.

                  5.2 CAPITAL STOCK AND RELATED MATTERS; TITLE TO SHARES. The entire authorized capital stock of Muller Pribyl consists of 100 shares of common stock, $10.00 par value per share, of which 100 shares are issued and outstanding. The entire authorized capital stock of M&P consists of 2,500 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. Each Seller is the record owner of, and has good and marketable title to, all of the outstanding shares of common stock of the Companies set forth opposite such Seller's name on the SCHEDULE OF SELLERS, free and clear of all Encumbrances. At the Closing, Sellers shall sell to Buyer good and marketable title to the Shares, free and clear of all Encumbrances. None of the Companies has outstanding any stock or other securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. None of the Companies is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. None of the Companies has violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock. All of the outstanding shares of the Companies' capital stock have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the CAPITAL STOCK AND RELATED MATTERS SCHEDULE attached hereto, there are no agreements between the Companies' shareholders with respect to the voting or transfer of the Companies' capital stock or with respect to any other aspect of the Companies' affairs.

                  5.3 AUTHORIZATION; NONCONTRAVENTION. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Companies are a party have been duly authorized by each of the Companies, and no other corporate act or other proceeding on the part of the Companies or the boards of directors is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Companies and Sellers and constitutes a valid and binding obligation of each of the Companies and Sellers, enforceable against each in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which the Companies or any Seller is a party, when executed and delivered by the Companies or such Seller(s), as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms (subject to bankruptcy, moratorium or similar laws affecting creditor's rights and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or equity). Except as set forth on the attached RESTRICTIONS SCHEDULE and assuming the accuracy of the representation set forth in SECTION 6.9, the execution and delivery by the Companies and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Companies or any Seller(s) is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Companies and Sellers do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon any of the Companies' capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, the Companies' or any of its Subsidiaries' charter documents, bylaws or other constituent documents, or any law, statute, rule or regulation to which any of the Companies or any Seller is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Companies or any Seller is subject, except for such conflicts, defaults, Liens, third party rights, violations, authorizations, consents, approvals, exemptions, actions, notices or filings which would not be material. Neither the Companies nor any Seller is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

                  5.4 SUBSIDIARIES. Neither of the Companies currently has or has ever had any Subsidiary.

                  5.5 FINANCIAL STATEMENTS. Attached hereto as the FINANCIAL STATEMENTS SCHEDULE are the following financial statements:

                  (a) the combined balance sheet of the Companies as of December 31, 1998, December 31, 1997 and December 31, 1996, and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended (collectively, the "ANNUAL FINANCIAL STATEMENTS"); and

                  (b) the combined balance sheet of the Companies as of September 30, 1999 (the "LATEST BALANCE SHEET"), and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended (collectively, the "UNAUDITED FINANCIAL STATEMENTS").

Except as set forth on the attached FINANCIAL STATEMENTS SCHEDULE, each of the foregoing financial statements (including in all cases the notes thereto, if any) have been prepared from and is consistent with the books and records of the Companies and fairly presents the financial condition and operating results of the Companies. Except as set forth on the attached FINANCIAL STATEMENTS SCHEDULE, the Annual Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. Except as set forth on the attached FINANCIAL STATEMENTS SCHEDULE, the Unaudited Financial Statements have been prepared in accordance with the accounting principles, policies and procedures used by the Companies in the preparation of their interim financial statements in accordance with past practice and consistently applied and are accurate and complete in all material respects.

                  5.6 ACCOUNTS RECEIVABLE. Except as set forth on the attached ACCOUNTS RECEIVABLE SCHEDULE, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the Closing Balance Sheet (net of allowances for doubtful accounts as reflected thereon and which, in the case of the Latest Balance Sheet, are determined in accordance with the accounting principles, policies and procedures used by the Companies in the preparation of their interim financial statements and which, in the case of the Closing Balance Sheet, will be determined in accordance with
GAAP) are or shall be valid receivables arising in the ordinary course of business. No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

                  5.7 INVENTORY. The Companies' inventory consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice, is not obsolete, defective, damaged or slow-moving, is merchantable and fit for its intended use, subject only to the reserves for inventory write-down set forth on the face of the Latest Balance Sheet and the Closing Balance Sheet (rather than the notes thereto) and which, in the case of the Latest Balance Sheet, are determined in accordance with the accounting principles, policies and procedures used by the Companies in the preparation of their interim financial statements and which, in the case of the Closing Balance Sheet, will be determined in accordance with GAAP.

                  5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the attached LIABILITIES SCHEDULE, none of the Companies has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Companies, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), or (c) obligations under contracts and commitments described on the attached CONTRACTS SCHEDULE or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 5.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date).

                  5.9 NO MATERIAL ADVERSE EFFECT. Since December 31, 1998 there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. The foregoing shall not apply to general economic conditions not relating specifically or primarily to the design, engineering, installation, maintenance and construction of utility networks and the utility line location business of which the Buyer should reasonably have been expected to be aware of without disclosure by the Sellers or the Companies (with it being understood that the Sellers and the Companies shall have the burden of proving that the Buyers should reasonably have been expected to be aware of such facts, events or circumstances and to have been aware of the materiality thereof as the same relate to the Companies and their businesses or business prospects). Since December 31, 1998, each of the Companies has conducted its business only in the ordinary course of business consistent with past practice.

                  5.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached DEVELOPMENTS SCHEDULE, since December 31, 1998, neither of the Companies has:

                  (a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (b) borrowed any amount or incurred or become subject to any liabilities, except (i) current liabilities incurred in the ordinary course of business consistent with past practice, or (ii) liabilities under contracts entered into in the ordinary course of business;

                  (c) discharged or satisfied any Lien or paid any obligation or liability in each case in excess of $25,000, other than current liabilities paid in the ordinary course of business;

                  (d) declared, set aside or made any payment or distribution of cash (including so-called "tax distributions") or other property to any of its shareholders with respect to such shareholder's capital stock or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity), other than as disclosed on the AFFILIATED TRANSACTIONS SCHEDULE;

                  (e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

                  (f) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets with a fair market value in excess of $25,000, except in the ordinary course of business consistent with past practice, or canceled or forgiven any debts or claims;

                  (g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any proprietary confidential information to any Person (other than to Buyer and its Affiliates, to representatives of the Companies or the Sellers in connection with the transactions contemplated hereby or other than in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

                  (h) made or granted any bonus or any wage or salary increase to any employee who receives more than $50,000 in compensation per year or group of employees (except as required by pre-existing contracts described on the attached CONTRACTS SCHEDULE), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                  (i) undertaken any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act;

                  (j) suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

                  (k) made capital expenditures or commitments therefor that amount in the aggregate to more than $50,000;

                  (l) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

                  (m) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to the Companies' employees in the ordinary course of business consistent with past practice);

                  (n) made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;

                  (o) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000 whether or not covered by insurance;

                  (p) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business or consistent with past practice);

                  (q) made any Investment in or taken any steps to incorporate any Subsidiary;

                  (r) amended its articles of incorporation, by-laws or other organizational documents;

                  (s) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

                  (t) taken any action or failed to take any action that has, had or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected to occur after the Closing;

                  (u) entered into any material contract other than in the ordinary course of business consistent with past practice; or

                  (v) agreed, whether orally or in writing, to do any of the foregoing.

                  5.11 ASSETS.

                  (a) Except as set forth on the attached ASSETS SCHEDULE, the Companies have good and marketable title to, or a valid leasehold interest in, all properties and assets used by the Companies, located on their premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet or except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) or Permitted Liens). Except as set forth on the attached ASSETS SCHEDULE, the Companies own, have a valid leasehold interest in or have the valid and enforceable right to use all assets, tangible or intangible, used in the conduct of their business as presently conducted and as presently proposed to be conducted. Except as set forth on the attached ASSETS SCHEDULE, no Affiliate of any Seller (including, but not limited to, Mississippi Valley Utilities, Inc. and William Tele, Inc.) owns any assets or property used in the Companies' business, except for the Leased Realty owned by Muller & Pribyl Partnership, a Minnesota general partnership controlled by the Sellers. Except as set forth on the attached ASSETS SCHEDULE, all of the Companies' buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Companies' business as presently conducted and as presently proposed to be conducted. The attached ASSETS SCHEDULE sets forth and describes in reasonable detail the actual out-of-pocket capital expenditures made by the Companies during the twelve-months ended December 31, 1998 and the nine-months ended September 30, 1999.

                  (b) The LEASED REAL PROPERTY SCHEDULE attached hereto contains a complete list of all real property leased or subleased by the Companies (individually "LEASED REAL PROPERTY" and collectively, the "LEASED REALTY"). None of the Companies owns any real property or possesses any right to acquire any real property. The Companies have previously delivered to Buyer's special counsel complete and accurate copies of each of the leases for the Leased Realty (the "REALTY LEASES"). With respect to each Realty Lease: (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect after the Closing; (ii) neither the Companies nor, to the knowledge of the Sellers and the Companies, any other party to the Realty Lease is in breach or default, and, to the knowledge of the Sellers and the Companies, no event has occurred which, with notice or lapse of time or both, could constitute such a breach or default or permit termination, modification or acceleration under the Realty Lease; (iii) no party to the Realty Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Realty Lease; (v) the Realty Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease.

                  (c) Muller and Pribyl Partnership has fee simple title to the real property leased to the Companies pursuant to the Real Estate Lease, free and clear of all Liens, except Permitted Liens and do not lease or sublease the properties to any Person other than the Companies and do not allow any Person other than the Companies to use such properties.

                  5.12 CONTRACTS AND COMMITMENTS.

                  (a) Except as set forth on the attached CONTRACTS SCHEDULE, none of the Companies is a party to or bound by any written or oral:

                           (i) pension, profit sharing, stock option, employee
stock purchase or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                           (ii) contract for the employment of any officer,
individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors or Affiliates;

                           (iii) contract under which the Companies have
advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

                           (iv) agreement or indenture relating to borrowed
money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Companies;

                           (v) Guaranty;

                           (vi) lease or agreement under which the Companies is
lessee of or holds or operates any property, real or personal, owned by any other party, except for the Realty Leases and any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000;

                           (vii) lease or agreement under which the Companies is
lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Companies (other than any lease to a subcontractor in the ordinary course of business involving annual consideration of less than $10,000 per year);

                           (viii) contract or group of related contracts with
the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $10,000, other than purchase and sales orders incurred in the ordinary course of business;

                           (ix) assignment, license, indemnification or
agreement with respect to any intangible property (including any Intellectual Property Rights);

                           (x) warranty agreement with respect to its services
rendered or its products sold or leased;

                           (xi) agreement under which it has granted any Person
any registration rights (including demand or piggyback registration rights);

                           (xii) sales, distribution, supply or franchise
agreement;

                           (xiii) agreement with a term of more than six months
which is not terminable by the Companies upon 30 days' or less notice without penalty and involves a consideration in excess of $10,000 annually;

                           (xiv) contract regarding voting, transfer or other
arrangements related to the Companies' capital stock or warrants, options or other rights to acquire any of the Companies' capital stock;

                           (xv) contract or agreement prohibiting it from freely
engaging in any business or competing anywhere in the world; or

                           (xvi) any other agreement which is material to its
operations and business prospects or involves a consideration in excess of $50,000 annually.

                  (b) Except to the extent set forth on the CONTRACTS SCHEDULE, all of the contracts, leases, agreements and instruments set forth or required to be set forth on the CONTRACTS SCHEDULE are valid, binding and enforceable in accordance with their respective terms and will be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights or general principles of equity. Except as set forth on the CONTRACTS SCHEDULE, (i) each of the Companies has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, lease, agreement or instrument to which the Companies are subject; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Companies under any contract, lease, agreement or instrument to which the Companies are subject; (iii) none of the Companies has any present expectation or intention of not fully performing all such obligations; (iv) no partially-filled or unfilled customer purchase order or sales order is subject to cancellation or any other material modification by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and (v) neither the Companies nor any Seller has knowledge of any breach or anticipated breach by the other parties to any contract, lease, agreement, instrument or commitment to which the Companies are parties. None of the Companies is a party to any contract, agreement or commitment where performance by the Companies under such contract, agreement or commitment could reasonably be expected to have a Material Adverse Effect.

                  (c) Buyer's counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached CONTRACTS SCHEDULE, together with all amendments, waivers or other changes thereto.

                  5.13 INTELLECTUAL PROPERTY RIGHTS.

                  (a) The attached INTELLECTUAL PROPERTY SCHEDULE contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or, to the Companies' or any Seller's knowledge, used by the Companies, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Companies, and (iii) material unregistered Intellectual Property Rights owned or used by the Companies. The attached INTELLECTUAL PROPERTY SCHEDULE also contains a complete and accurate list of all licenses and other rights granted by the Companies to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Companies with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Companies own and possess all right, title and interest to, or have the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights used in the operation of the businesses of the Companies as presently conducted, free and clear of all Liens, except for Permitted Liens. Without limiting the generality of the foregoing, the Companies own and possess all right, title and interest in and to all Intellectual Property Rights created or developed by the Companies' employees and independent contractors or under the direction or supervision of the employees or independent contractors relating to the businesses of the Companies. Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Companies has not had and would not reasonably be expected to have a Material Adverse Effect, and to the Companies' or any Seller's knowledge no loss or expiration of any Intellectual Property Right is threatened or pending. The Companies have taken all necessary steps to maintain and protect the Intellectual Property Rights which they own and use.

                  (b) Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, (i) there have been no claims made against the Companies asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Companies, (ii) neither the Companies nor any Seller has received any notices of, and has no knowledge of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property
Rights (including any demand or request that the Companies license any rights from a third party), (iii) the conduct of the Companies' businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (iv) to the Companies' and each Seller's knowledge, the Intellectual Property Rights owned by or licensed to the Companies have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the Companies' right, title or interest in and to the Intellectual Property Rights listed (or required to be listed) on the INTELLECTUAL
PROPERTY SCHEDULE and all of such Intellectual Property Rights shall be owned or available for use by the Companies on identical terms and conditions immediately after the Closing.

                  (c) Except as disclosed on the INTELLECTUAL PROPERTY SCHEDULE, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related computer systems or software that are used or relied on by Companies in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  5.14 LITIGATION. Except as set forth on the attached LITIGATION SCHEDULE, there are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Companies' or any Seller's knowledge, threatened against or affecting the Companies or their assets (or to the Companies' or any Seller's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Companies with respect to the Companies' business or proposed business activities), or pending or threatened by the Companies against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) involving or likely to involve an amount in controversy of more than $25,000; none of the Companies is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Companies' employees, their use in connection with the Companies' businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. The Companies are fully insured with respect to each of the pending matters set forth on the attached LITIGATION SCHEDULE. None of the Companies is subject to any judgment, order or decree of any court or other governmental agency. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Companies' or any Seller's knowledge, threatened against or affecting any Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

                  5.15 COMPLIANCE WITH LAWS. Except as set forth on the attached COMPLIANCE SCHEDULE:

                  (a) During the past five years, each of the Companies has complied in all material respects and is in compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and no claims have been filed against the Companies alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations. None of the Companies has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

                  (b) Each of the Companies holds and is in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties (including as the same relate to Environmental and Safety Requirements), and the attached PERMITS SCHEDULE sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No notices have been received by the Companies alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Companies immediately after the Closing.

                  5.16 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth on the attached ENVIRONMENTAL SCHEDULE:

                  (a) Each of the Companies has complied with in all material respects and is in compliance in all material respects with all Environmental and Safety Requirements (including, without limitation, all permits and licenses required thereunder). None of the Companies has received any written notice, report or information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities (contingent or otherwise), including any investigatory, corrective or remedial obligation relating to them or their facilities arising under Environmental and Safety Requirements.

                  (b) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (c) None of the following exists at any property or facility owned, or, to the knowledge of the Companies and the Sellers, occupied or operated by the Companies: (i) underground storage tanks; (ii) asbestos-containing material in friable or damaged form; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

                  (d) None of the Companies nor any of their Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any hazardous substance, petroleum product or hazardous waste) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

                  (e) None of the Companies has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (f) The Sellers and each of the Companies have furnished to the Buyer all environmental audits, reports and other material environmental documents relating to the Companies and their respective Affiliates and any of their facilities, which are in their possession, custody or control.

                  5.17 EMPLOYEES. The attached EMPLOYEES SCHEDULE correctly sets forth the name and current annual salary of each of the Companies' employees receiving more than $50,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on the attached EMPLOYEES SCHEDULE, (a) none of the Companies is aware that any executive or key employee of the Companies or any of its Subsidiaries or any group of employees of the Companies has any plans to terminate employment with the Companies; (b) the Companies have complied in all material respects with all laws and contracts relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and none of the Companies is aware that it has any union organization activities, threatened or actual strikes or work stoppages or material labor grievances; and (c) neither the Companies nor, to the Companies' or any Seller's knowledge, any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Companies, except for agreements between the Companies and their present and former employees. The EMPLOYEES SCHEDULE sets forth the bonuses paid to the Companies' officers and employees for the fiscal year ended December 31, 1998, and the bonuses reasonably expected to be paid to the Companies' officers and employees for the fiscal year ended December 31, 1999.

                  5.18     EMPLOYEE BENEFIT PLANS.

                  (a) The attached EMPLOYEE BENEFITS SCHEDULE sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), at any time maintained, sponsored, or contributed to by the Companies, or with respect to which the Companies have any liability or potential liability. Each such item listed on the attached EMPLOYEE BENEFITS SCHEDULE is referred to herein as a "PLAN."

                  (b) Except as set forth on the EMPLOYEE BENEFITS SCHEDULE, the Companies do not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

                  (c) The Companies do not have any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

                  (d) Except as set forth on the EMPLOYEE BENEFITS SCHEDULE under the heading "Profit Sharing Plans," the Companies does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan that is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

                  (e) For purposes of this Section 5.18, the term "Companies" includes all entities treated as a single employer with the Companies pursuant to Section 414 of the Code.

                  (f) With respect to the Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing will have been made or properly accrued or reserved for on the Latest Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

                  (g) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Companies nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans that would subject the Companies or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Companies' or any Seller's knowledge, threatened which could result in or subject the Companies to any liability, and to the Companies' or any Seller's knowledge, there are no circumstances that would give rise to or be expected to give rise to any such actions, suits or claims. No liability to the Pension
Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Companies.

                  (h) Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code, and to the Companies' or any Seller's knowledge, there are no circumstances which would adversely affect the qualified status of any such Plan.

                  (i) The Companies have provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.

                  (j) The Companies have not incurred and do not reasonably expect to incur any withdrawal liability under any "multiemployer plan." Neither of the Companies has been notified by any "multiemployer plan" that such "multiemployer plan" has been terminated within the meaning of Title IV of ERISA and, to the knowledge of the Companies, no "multiemployer plan" is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                  5.19 INSURANCE. The attached INSURANCE SCHEDULE contains a list of each insurance policy currently maintained by the Companies with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums and deductibles, the coverage amounts therefor and an indication whether such policy is on a "claims made" or "incurrence" basis, and each such policy is in full force and effect. None of the Companies is in default with respect to its obligations under any insurance policy maintained by it, and none of the Companies has been denied insurance coverage. Except as set forth on the INSURANCE SCHEDULE, none of the Companies has any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate (and the reserves to be set forth on the Closing Balance Sheet will be adequate) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

                  5.20 TAX MATTERS.

                  (a) Each of the Companies has timely filed (or has had filed on its behalf) all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance in all material respects with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. Except for Taxes being contested in good faith for which appropriate reserves have been established on the books and records of the Companies, all Taxes due and payable by the Companies have been paid and the Companies have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party. All Taxes accrued but not yet due are accrued on the Latest Balance Sheet and will be accrued on the Closing Balance Sheet. The charges, accruals and reserves for Taxes with respect to the Companies for any Tax period (or portion thereof) ending on or before the Closing Date will be adequate to cover such Taxes.

                  (b) Except as set forth on the attached TAXES SCHEDULE:

                           (i) none of the Companies has requested or been
granted an extension of the time for filing any Tax Return which has not yet been filed;

                           (ii) none of the Companies has consented to extend to
a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

                           (iii) neither of the Companies is, or during any time
since its inception was, a member of any Affiliated Group;

                           (iv) no deficiency or proposed adjustment which has
not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Companies;

                           (v) there is no action, suit, taxing authority
proceeding or audit now in progress, pending or, to the Companies' or any Seller's knowledge, threatened against or with respect to the Companies;

                           (vi) no written claim has ever been made by a taxing
authority in a jurisdiction where any of the Companies, respectively, does not file Tax Returns claiming that any of the Companies, respectively, is or may be subject to Taxes assessed by such jurisdiction;

                           (vii) none of the Companies has made any election
under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

                           (viii) there are no Liens for Taxes (other than for
current Taxes not yet due and payable) upon the assets of the Companies;

                           (ix) none of the Companies will be required (A) as a
result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any sale reported on the installment method, to include in taxable income any amount from a sale in a taxable period ending on or prior to the Closing Date, or (D) as a result of any prepaid amount received in a taxable period ending on or prior to the Closing Date, to include in taxable income such amount (or portion thereof) for any taxable period (or portion thereof) ending after the Closing Date;

                           (x) none of the Companies is a party to or bound by
any Tax allocation or Tax sharing agreement and none of the Companies has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

                           (xi) Buyer will not be required to deduct and
withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement.

                           (xii) Each of the Companies has made a valid election
under Code Section 1362, effective February 1, 1980 in the case of Muller & Pribyl Utilities, Inc. and April 13, 1995 in the case of M&P Utilities, Inc., to be an S Corporation for all taxable years since its inception through and including the current year and has made all corresponding valid elections, where required, in the states in which it does business and such elections have not been terminated.

                           (xiii) None of the Companies will be liable for
any Tax under Code Section 1374 in connection with the deemed sale of their assets caused by the Section 338(h)(10) Election. None of the Companies has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which either Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or
(B) acquired any stock of any corporation which is a qualified Subchapter S subsidiary.

                           (xiv) The Companies, in the aggregate, have not made
distributions to any Sellers in order to pay such Seller's federal and state income tax liabilities in excess of Permitted Tax Distributions.

                  5.21 BROKERAGE AND TRANSACTION BONUSES. Except for brokerage fees set forth on the attached BROKERAGE SCHEDULE, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Seller or any of the Companies. Except as set forth on the attached TRANSACTION BONUSES SCHEDULE, there are no special bonuses or other similar compensation payable to any employee of the Companies in connection with the transactions contemplated hereby.

                  5.22 BANK ACCOUNTS. The BANK ACCOUNT SCHEDULE attached hereto lists all of the Companies' bank accounts (designating each authorized signatory and the level of each signatory's authorization).

                  5.23 NAMES AND LOCATIONS. Except as set forth on the attached NAMES AND LOCATIONS Schedule, during the five-year period prior to the execution and delivery of this

Agreement, none of the Companies has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.

                  5.24 AFFILIATE TRANSACTIONS. Except as set forth on the attached AFFILIATED TRANSACTIONS SCHEDULE, no officer, director, shareholder, key employee or Affiliate of any of the Companies or, to the Companies' or any Seller's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any material beneficial interest (other than publicly traded companies in which the interest held by such Person is less than 2% of the outstanding stock of any class of such company and such Person has no active participation in such company's business), is a party to any agreement, contract, commitment or transaction with the Companies or has any interest in any property used by the Companies (including any Intellectual Property Rights).

                  5.25 SERVICE WARRANTIES. All services rendered by the Companies have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and except as set forth on the WARRANTY SCHEDULE, none of the Companies has any liability for curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Latest Balance Sheet (rather than the notes thereto) or to be included on the Closing Balance Sheet. No services rendered by the Companies are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale (including as a result of any course of conduct between the Companies or any of its Subsidiaries and any Person or as a result of any statements in any of the Companies' or any of its Subsidiaries' service or promotional literature). The attached WARRANTY
SCHEDULE includes copies of such standard terms and conditions of sale for the Companies (containing applicable guaranty, warranty and indemnity provisions). None of the Companies nor any of its Subsidiaries has been notified of any claims for (and neither the Companies nor any Seller has any knowledge of any threatened claims for) any extraordinary warranty obligations or additional services relating to any of its services.

                  5.26 CUSTOMERS AND SUPPLIERS. The CUSTOMERS AND SUPPLIERS SCHEDULE attached hereto sets forth (a) a list of the top twenty customers of the Companies (on a consolidated basis by billings to such customers), and (b) a list of the top ten suppliers of the Companies (on a consolidated basis by billings from such suppliers), for the fiscal year ended December 31, 1998 and the nine-month period ended September 30, 1999 and, with respect to such customers, the committed billings to such customers for the fiscal year ending December 31, 1999. None of the Companies has received any written or oral notice from any customer of the Companies listed on the CUSTOMERS AND SUPPLIERS SCHEDULE to the effect that such customer will stop, materially or adversely decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, buying products and services from the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither of the Companies has received any written or oral notice from any supplier listed on the CUSTOMERS AND SUPPLIERS SCHEDULE to the effect that such supplier will stop, materially or adversely decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

                  5.27 NO OTHER REPRESENTATIONS. Except for the representations and warranties contained in this Agreement or any other agreement or document contemplated hereby, neither the Companies nor the Sellers make any other express or implied representation or warranty that could give rise to claim for indemnification hereunder.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF BUYER AND LINC.NET

                  As an inducement to Sellers and the Companies to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Linc.net, jointly and severally, hereby represent and warrant to Sellers and the Companies as follows:

                  6.1 ORGANIZATION AND POWER. Each of Buyer and Linc.net is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Linc.net has all requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which Buyer or Linc.net, respectively, is a party and to perform its obligations hereunder and thereunder.

                  6.2 AUTHORIZATION. The execution, delivery and performance by Buyer and Linc.net of this Agreement and all of the other agreements contemplated hereby to which Buyer or Linc.net, respectively, is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by Buyer or Linc.net, respectively, and no other corporate act or proceeding on the part of Buyer or Linc.net, respectively, their respective board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements contemplated hereby to which Buyer or Linc.net, respectively, is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and Linc.net, and this Agreement constitutes a valid and binding obligation of each of Buyer and Linc.net, enforceable against each in accordance with its terms (subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or equity).

                  6.3 NO VIOLATION. Neither Buyer nor Linc.net is subject to or obligated under its certificate of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  6.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or Linc.net or the consummation by Buyer or Linc.net of the transactions contemplated hereby.

                  6.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to each of Buyer's or Linc.net's knowledge, threatened against or affecting Buyer or Linc.net, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's or Linc.net's performance of its obligations under this Agreement or any other agreement contemplated hereby to which Buyer or Linc.net is a party or the consummation of the transactions contemplated hereby or thereby.

                  6.6 BROKERAGE. Except as set forth on the attached BUYER BROKERAGE SCHEDULE, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Linc.net.

                  6.7 INVESTMENT INTENT. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Shares in violation of any applicable securities law. Buyer will not transfer the Shares in violation of the Securities Act or any applicable state securities laws.

                  6.8 NO OTHER REPRESENTATION. Except for the representations and warranties contained in this Agreement or any other agreement or document contemplated hereby, neither Buyer nor Linc.net makes any other express or implied representation or warranty that could give rise to a claim for indemnification hereunder.

                  6.9 HSR. Buyer and Linc.net represent that their ultimate parent entity, together with all entities controlled by such ultimate parent entity (as those terms are used in 16 C.F.R. sec. 801.1 et seq.), does not have $100 million in either annual net sales or total assets as calculated in accordance with 16 C.F.R.
801.11.

                                   ARTICLE VII

                             [INTENTIONALLY OMITTED]

                                  ARTICLE VIII

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

                  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any certificate delivered by any party to another party at Closing in connection with this Agreement shall survive the Closing as follows:

                  (a) the representations and warranties in Section 5.18 (Employee Benefit Plans) and Section 5.20 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), PLUS thirty
(30) days;

                  (b) the representations and warranties in Section 5.16 (Environmental and Safety Matters) shall terminate on the third anniversary of the Closing;

                  (c) the representations and warranties in Section 5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of
Section 5.3 (Authorization; Noncontravention), Section 5.21 (Brokerage and Transaction Bonuses), Section 6.7 (Brokerage) and Section 6.3 (Authorization) shall not terminate; and

                  (d) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any certificate delivered by any party to another party at Closing in connection with this Agreement shall terminate on the first anniversary of the Closing;

                  (e) PROVIDED THAT any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any certificate delivered by any party to another party at Closing in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

                  8.2   INDEMNIFICATION.

                  (a) INDEMNIFICATION BY SELLERS. Each Seller shall jointly and severally indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the "BUYER PARTIES") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "LOSSES"), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by the Companies or any Seller of any representation or warranty made by the Companies or any Seller in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates furnished by the Companies or the Sellers at Closing pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Companies or any Seller under this Agreement or any of the Schedules and Exhibits attached hereto; (iii) any action, demand, proceeding, investigation or claim by any Person against or affecting the Companies or any Buyer Party which relates to a breach of any of the representations, warranties, covenants or agreements of the Companies or any Seller under this Agreement; (iv) any Taxes of the Companies with respect to any Tax year or portion thereof ending on or before the Closing Date as determined in accordance with Section 8.11; (v) any obligation of the Companies at any time to pay any sale, stay or other change in control payment or bonus to any Person as a result of the consummation of the transactions contemplated by this Agreement, including without limitation, any obligation to pay any sale, stay or other change in control payment or bonus to any employees of the Companies pursuant to the Sale of the Company Agreement (other than the Closing Bonuses); (vi) any services or work performed prior to the Closing in violation of any collective bargaining agreement or collective bargaining relationship to which the Companies or their Affiliates are a party or are otherwise bound, and for which a claim is filed or otherwise brought within two and one-half years after the Closing
Date; (vii) any of the matters set forth on the INDEMNIFICATION SCHEDULE attached hereto; or (viii) 49% of any accounts receivable set forth on the Closing Balance Sheet that remains uncollected on the first anniversary of the Closing Date (it being understood that after the Buyer Parties receive indemnification payments with respect to such receivables, Buyer shall assign or cause to be assigned such receivables to the Sellers and the Sellers covenant to return to the Companies 51% of any collections on such receivables); PROVIDED THAT Sellers shall not have any liability under clause
(i) or clause (iii) above (except with respect to breaches of covenants and agreements) and (other than with respect to the representations and warranties contained in Section 5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of Section 5.3 (Authorization; Noncontravention), Section 5.20 (Tax Matters) and Section 5.21(Brokerage and Transaction Bonuses) unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $250,000 (the "DEDUCTIBLE") (and then Sellers shall only be liable for all such Losses in excess of the Deductible); and PROVIDED FURTHER that Sellers' aggregate liability under clause (i) and clause (iii) above (except with respect to breaches of covenants and agreements and other than with respect to the representations and warranties contained in Section
5.2 (Capital Stock and Related Matters; Title to Shares), the first two and last sentences of Section 5.3 (Authorization/Noncontravention), Section 5.20 (Tax Matters) and Section 5.21 (Brokerage and Transaction Bonuses) shall in no event exceed $12,250,000 (the "CAP")(with it being understood, however, that nothing in this Agreement (including this Section 8.2(a)) shall limit or restrict any of the Buyer Parties' rights to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit). The Cap with respect to breaches by the Companies or any Seller of any representation or warranty in SECTION 5.16 (Environmental and Safety Matters) (other than with respect to those matters set forth on the Indemnification Schedule) shall decrease to $8,166,667 on the first anniversary of the Closing Date and decrease to $4,083,333 on the second anniversary of the Closing Date.

                  (b) INDEMNIFICATION BY BUYER. Buyer agrees to and shall indemnify Sellers and their agents, representatives, successors and assigns (collectively, the "SELLER PARTIES") and save and hold each of them harmless and pay on behalf of or reimburse such Seller Parties against any Losses which any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any breach by Buyer of any representation or warranty made by Buyer in this Agreement or any of the Schedules or Exhibits attached hereto or any certificate delivered by Buyer at Closing; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement or any of the Schedules and Exhibits attached hereto; or (iii) any action, demand, proceeding, investigation or claim by any Person against or affecting any Seller Party which relates to a breach of any of the representations, warranties, covenants or agreements of Buyer under this Agreement.

                  (c) MANNER OF PAYMENT. Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Parties pursuant to this
Section 8.2 shall be effected by wire transfer of immediately available funds from Sellers or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Party or Seller Party, as the case may be, within ten days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. Any amounts owing from Sellers pursuant to this Section 8.2 shall first be made to the extent possible from the Escrow Funds (as defined in the Escrow Agreement) in the Escrow Account (as defined in the Escrow Agreement) and thereafter shall be made directly by Sellers in accordance with the terms of this Section 8.2(c); PROVIDED THAT amounts (if any) owing from Sellers to any Buyer Party pursuant to Section 2.3 hereof shall be made from the Escrow Funds only with the prior written consent of Buyer. The Buyer Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Parties by Sellers pursuant to this Section 8.2 against any amounts otherwise due and payable by any of the Buyer Parties or any of their Affiliates to Sellers; PROVIDED THAT the Buyer Parties may only set-off amounts after such amounts are finally determined to be due under Section 8.8 in the case of a Dispute or if such amounts are not disputed by the Sellers. All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) hereof.

                  (d) DEFENSE OF THIRD-PARTY CLAIMS. Any Person making a claim for indemnification under this Section 8.2 (an "INDEMNITEE") shall notify the indemnifying party (an "INDEMNITOR") of any third party claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; PROVIDED THAT the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the

Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; PROVIDED THAT prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights other than the Deductible set forth in SECTION 8.2(a)) for all liabilities and obligations relating to such claim for indemnification (without regard to any dollar limitations otherwise set forth herein other than the Deductible set forth in SECTION 8.2(a)) and that it shall provide full indemnification (whether or not otherwise required hereunder but subject to the Deductible set forth in SECTION 8.2(a)) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder, and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee, which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and PROVIDED FURTHER, that:

                           (i) the Indemnitee shall be entitled to participate
in the defense of such claim and to employ counsel of its choice for such purpose; PROVIDED THAT the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

                           (ii) the Indemnitor shall not be entitled to assume
control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (5) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

                           (iii) if the Indemnitor shall control the defense of
any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, which consent will not be unreasonably withheld.

                  (e) NOTICE OF NON-THIRD PARTY CLAIMS. In the event any Indemnitee has a claim for which it wishes to seek indemnification against any Indemnitor that does not involve a third party claim, the Indemnitee will deliver a notice of such claim to the Indemnitor, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnitor's indemnification obligations hereunder. If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such notice or fails to notify the Indemnitee within thirty days after delivery of such notice by the Indemnitee whether the Indemnitor disputes the claim described in such notice, the Loss in the amount specified in the Indemnitee's notice will be conclusively deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such Loss to the Indemnitee on demand, subject to the terms of Section 8.2(c). If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty days. If such dispute has not been resolved by such time, it shall be resolved fully and finally in accordance with the procedures set forth in Section 8.8. For the purposes of Section 8.2(c), no Loss shall be deemed owing until such Loss has been conclusively determined or deemed a liability of the Indemnitor pursuant to the terms of this Section 8.2(e).

                  (f) CERTAIN WAIVERS; ETC. Each Seller hereby agrees that he shall not make any claim for indemnification against Buyer, the Companies or any of their respective Affiliates by reason of the fact that such Seller is or was a shareholder, director, officer, employee or agent of the Companies or any of its Affiliates or is or was serving at the request of the Companies or any of its Affiliates as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against such Seller pursuant to this Agreement or applicable law, and each Seller hereby acknowledges and agrees that he shall not have any claim or right to contribution or indemnity from the Companies or any of its Affiliates with respect to any amounts paid or to be paid by him pursuant to this Agreement or otherwise. Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Companies and its Affiliates from any and all liabilities and obligations to it or him of any kind or nature whatsoever, whether in his capacity as a shareholder, officer or director of the Companies or any of its Affiliates or otherwise (including in respect of any rights of contribution or indemnification but excluding compensation otherwise payable as an employee of the Companies), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and each Seller agrees that he shall not seek to recover any amounts in connection therewith or thereunder from the Companies or any of its Affiliates. In no event shall the Companies or any of its Affiliates have any liability whatsoever to any Seller for any breaches of the representations, warranties, agreements or covenants of the Companies hereunder.

                  (g) LIMITATIONS ON INDEMNIFICATION. Notwithstanding any provision herein to the contrary, (i) any Loss for which an Indemnitor claims indemnification under this Section 8.2 shall take into account (A) the proceeds of any insurance actually received by the Companies with respect to such Loss less any increase in premiums to such Person as a result of such claim for insurance proceeds (with it being understood, however, that none of the Buyer Parties or Seller Parties shall be obligated to make any such claim for insurance proceeds) (the "INSURANCE RECOVERY AMOUNT"), (B) the amount of any reduction in Tax that (1) is actually realized by a reduction of Taxes actually paid or by a refund actually received by the Indemnitee, and (2) is attributable to any deduction, loss, credit or other Tax benefit arising from or arising out of such Loss (the "TAX REDUCTION AMOUNT"), and (C) any specific reserves against such Losses, but only to the extent of such specific reserves set forth on the Closing Balance Sheet; (ii) the Indemnitors shall have no liability for indemnification under this Section 8.2 with respect to any claim for indemnification arising from a change in law or regulation after the Closing Date having a retroactive effect; and (iii) the Indemnitor's obligation to indemnify the Indemnitee in connection with a breach of any representations or warranties and the amount to be indemnified shall be determined without regard to any materiality qualification set forth in such representation or warranty. Any indemnification payment under this Section 8.2 shall initially be made without regard to clause (i) of this Section 8.2(g) (other than with respect to clause (i) (C) and (ii) in the preceding sentence which will be taken into account at the time the indemnification payment is made) and the Indemnitee shall remit to the Indemnitor the Tax Reduction Amount or the Insurance Recovery Amount, as the case may be, when the Indemnitee actually realizes the Tax Reduction Amount or actually receives the Insurance Recovery Amount, as the case may be.

                  8.3 MUTUAL ASSISTANCE. Buyer, the Companies and each Seller agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Sellers, the Companies and Buyer (or any combination thereof) in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

                  8.4   NON-COMPETITION; NON-SOLICITATION.

                  (a) Each Seller hereby acknowledges that he is familiar with the Companies' trade secrets and with other Confidential Information. Each Seller acknowledges and agrees that the Companies would be irreparably damaged if he were to violate the provisions of this SECTION 8.4 and that any such violation by such Seller would result in a significant loss of goodwill by the Companies. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 8.4. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Companies sold by Sellers, that until the fifth anniversary of the Closing, such Seller shall not (and shall cause his Affiliates not to), directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly in the design, engineering, installation, maintenance and construction of utility networks and the utility line location business; PROVIDED THAT nothing herein shall prohibit a Seller or a Seller's Affiliate from being a owner of not more than 2% of the outstanding stock of any class of securities of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. For purposes of this Agreement, "RESTRICTED TERRITORIES" shall mean the United States of America. Each Seller acknowledges that the Companies' businesses have been conducted, or are presently proposed to be conducted, throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Companies' businesses being sold by Sellers pursuant to this Agreement.

                  (b) Until the fifth anniversary of the Closing, no Seller may (and each Seller shall cause his Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Companies or any of its Affiliates to leave the employ of the Companies or any of its Affiliates, or in any way interfere with the relationship between the Companies or any of its Affiliates and any employee thereof, (ii) hire any person who was an employee of the Companies or any of the Company's Affiliates at any time during the six-month period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Companies or their Affiliates (including any Person that was a customer, supplier or other business relation of the Companies or their Affiliates at any time during the 12-month period immediately prior to such call, solicitation or service), induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Companies or their Affiliates to cease doing business with the Companies or their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Companies or their Affiliates (including making any disparaging statements or communications about the Companies or their Affiliates to any such customer, supplier, licensee, licensor or other business relation).

                  (c) If, at the time of enforcement of the covenants contained in this Section 8.4 (the "RESTRICTIVE COVENANTS"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Companies' business and the substantial investment in the Companies made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the sale by such Seller of the Shares and the goodwill of the Companies' business pursuant to this Agreement and not directly or indirectly in connection with such Seller's employment or other relationship with the Company.

                  (d) If any Seller or an Affiliate of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Companies shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Companies or its Affiliates at law or in equity:

                           (i) the right and remedy to have the Restrictive
Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Companies and that money damages would not provide an adequate remedy to the Company; and

                           (ii) the right and remedy to require Sellers to
account for and pay over to the Companies any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

         In the event of any breach or violation by any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

                  8.5 PRESS RELEASE AND ANNOUNCEMENTS. The parties hereto may issue any such releases of information without the consent of any other party hereto, unless such release is a press release to a national or Minnesota news service and such release discloses the Purchase Price, in which case the consent of each party will be required prior to release; PROVIDED THAT Buyer and Linc.net may disclose the Purchase Price in the Confidential Offering Memorandum with respect to investments in Linc.net.

                  8.6 EXPENSES. Except as otherwise provided herein, Sellers and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. It being acknowledged that the Companies (and not the Sellers) shall pay the fees, costs and expenses of John D. Reuter, Ltd., Walter M. Baker, P.A. and Bertram, Vallez, Kaplan & Talbot, Ltd.

                  8.7 SPECIFIC PERFORMANCE. The Companies, the Sellers and Buyer acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or is otherwise breached.

Accordingly, the Companies, the Sellers and Buyer agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

                  8.8   ARBITRATION PROCEDURE.

                  (a) Each of Buyer and Sellers agrees that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions this
Article VIII (the "DISPUTES") following the Closing; PROVIDED THAT nothing in this Section 8.8 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby acknowledge and agree that, except as otherwise provided in this Section 8.8 or in the Rules for Non-Administered Arbitration of Business Disputes (the "RULES") promulgated by the Center for Public Resources Institute for Dispute Resolutions (the "INSTITUTE") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. Section 1 ET. SEQ.

                  (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after the delivery of such notice, the party delivering such notice of Dispute (the "DISPUTING PERSON") may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "NOTICE OF ARBITRATION"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The arbitrator shall permit and facilitate such discovery as the party initiating such claim shall reasonably request. Buyer and Sellers shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 8.8 and the Rules.

                  (c) The arbitrator selected pursuant to Section 8.8(b) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000 and if Sellers contest only $500 of the amount claimed by Buyer, and if the arbitrator ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 DIVIDED BY 500) to Sellers and 40% (i.e., 200 DIVIDED BY 500) to Buyer.

                  (d) The arbitration shall be conducted in Minneapolis, Minnesota under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "FINAL DETERMINATION") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of

Arbitration nor later than 10 days following completion of the arbitration. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                  (e) Buyer or Sellers may enforce any Final Determination in any state or federal court of competent jurisdiction. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

                  8.9 FURTHER ASSURANCES. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Companies. For a reasonable period of time after the Closing Date (which for any tax-related matters shall mean at least seven years after the Closing Date), Buyer shall allow the Sellers and their agents reasonable access to the relevant portions of the Companies' books and records and the Companies' personnel for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Copies of such books and records may be made in accordance with this section, at the cost of the Sellers.

                  8.10 CONFIDENTIALITY. Each Seller agrees not to disclose or use at any time (and each Seller shall cause each of his Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of such Seller's duties to the Companies as an officer or employee. Each Seller further agrees to take all appropriate steps (and to cause each of his Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller or any Affiliate of a Seller is required by law to disclose any Confidential Information, Sellers shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers shall cooperate with Buyer and the Companies to preserve the confidentiality of such information consistent with applicable law. The foregoing agreement of confidentiality shall not apply to (i) any Confidential Information that comes into the public domain without any violation by the Sellers of this Section 8.10, or (ii) any Confidential Information that becomes known to the Sellers from or through a third party who has the legal right to disclose such information without breaching any express or implied duty of confidentiality.

                  8.11  TAX MATTERS.

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs prior to the Closing Date which are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Companies. Sellers shall permit Buyer to review and comment on each such Tax Return prior to filing. Sellers shall reimburse Buyer for Taxes of Sellers and the Companies with respect to such periods within fifteen (15) days prior to any payment by Buyer or the Companies of such Taxes to the extent such Taxes are not treated as a Closing Tax Liability.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date ("STRADDLE TAX RETURNS"). Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as "PRE-CLOSING TAXES." Sellers shall pay to Buyer an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns (to the extent such Taxes are not treated as a Closing Tax Liability) at least ten (10) days before Buyer is required to cause to be paid the related Tax liability. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Companies terminated as of the close of business on the Closing Date; PROVIDED, HOWEVER, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Notwithstanding the foregoing, Sellers shall be liable for, and shall indemnify and hold Buyer harmless against, all Taxes attributable to or arising out of the failure of the Companies to be qualified as an "S corporation" at any time prior to the Closing Date.

                  (c) COOPERATION ON TAX MATTERS.

                           (i) Sellers, the Companies and Buyer shall cooperate
fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this
Section 8.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer shall allow Sellers to take possession of such books and records.

                           (ii) Buyer shall have the right to participate in any
Tax proceeding related to a pre-Closing Tax year of the Companies which may have the effect of increasing Buyer's or the Companies' Tax liability for any Tax period ending after the Closing prior to the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and Sellers shall not settle or compromise any such proceeding without Buyer's prior written consent, which consent will not be unreasonably withheld; PROVIDED HOWEVER, Buyer hereby agrees to consent to any settlement or compromise if Sellers fully indemnify Buyer for any increase in Buyer's or the Companies' Tax liability.

                           (iii) Buyer and Sellers further agree, upon request
from the other party, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iv) Without the prior written consent (which shall
not be unreasonably withheld) of Buyer, neither any of Sellers nor the Companies shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Companies, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Companies, Buyer or any Affiliate of Buyer. Similarly, after the Closing, without the prior written consent (which shall not be unreasonably withheld) of Sellers, Buyer shall not make or change any election, change an annual accounting period, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Companies, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax of the Companies, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Sellers. Sellers shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies within fifteen (15) days of making such consent or waiver.

                  (d) SECTION 338(h)(10) ELECTION.

                           (i) Each Seller agrees to make an election under
Code Section 338(h)(10) with respect to the sale and purchase of the Shares and to make any analogous elections under applicable state, local or foreign law provisions (including such state, local or foreign elections) (collectively, the "SECTION 338(h)(10) Elections"). Buyer and Sellers will jointly prepare and timely file any forms necessary to effect the Section 338(h)(10) Elections. Buyer and Sellers shall sign on a timely basis all federal and state forms necessary to effect a Section 338(h)(10) Election requiring their signatures. Promptly after the Closing Date, Buyer and Sellers shall provide to each other any information reasonably requested by such party in connection with its filing of a Section 338(h)(10) Election.

                           (ii) Buyer and Sellers agree that the computation of
the Modified Aggregate Deemed Sale Price ("MADSP") and the Aggregate Deemed Sale Price ("ADSP") (both as defined under Treasury Regulations) and the allocation of the MADSP and ADSP among the assets as of the Closing Date shall be as determined in accordance with the guidelines set forth on EXHIBIT I attached hereto.

                  (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate level gains tax triggered by the sale of any Company's stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause the Companies to, join in the execution of any such Tax Returns and documentation.

                  8.12 GENERAL AGREEMENT OF INDEMNITY. None of Buyer,
Linc.net, the Companies or any of their respective Affiliates shall cause any bonds to be issued pursuant to that certain General Agreement of Indemnity, dated as of July 28, 1994, by and among Muller Pribyl, the Sellers, Karen Pribyl, Carol Muller, Mississippi Valley Utilities, Inc., William Tele, Inc. and Continental Casualty Company, the National Fire Insurance Company of Hartford or the American Casualty Company of Reading, Pennsylvania, as the case may be.

                    8.13 USE OF NAMES. Each Seller agrees that from and after the Closing he will not use the name "Muller & Pribyl", "M&P", "Muller & Pribyl Utilities" or "M&P Utilities" or any name deceptively similar to such names in any business enterprise or in any commercial relationship.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; PROVIDED THAT any such amendment or waiver will be binding upon the Companies, prior to the Closing, and Sellers only if such amendment or waiver is set forth in a writing executed by Sellers, and any such amendment or waiver will be binding upon the Companies, after the Closing, and Buyer only if such amendment or waiver is set forth in a writing executed by Buyer or the Companies, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

                  9.2 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when receipt is acknowledged if sent by telecopy (with hard copy to follow), (iii) one day after being sent by reputable overnight express courier (charges prepaid), or (iv) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Sellers, the Companies and Buyer shall be sent to the addresses indicated below:

NOTICES TO THE SELLERS:

Muller & Pribyl Utilities
2402 Highway 55
Hamel, MN 55340
Attn: Lawrence L. Pribyl
Telecopy: (612) 478-6223

Robert J. Muller
La Rive #2001
110 Bank Street Northeast
Minneapolis, MN 55414

WITH A COPY TO (WHICH SHALL NOT CONSTITUTE
NOTICE TO THE COMPANIES OR SELLERS):

Dorsey & Whitney LLP
Pillsbury Center South
220 South Sixth Street
Minneapolis, MN 55402
Attn: Michael J. McDonnell
Telecopy: (612) 340-8827

Walter M. Baker, P.A.
325 Southdale Place
3400 West 66th Street
Edina, MN 55435
Telecopy: (612) 920-9402

Barna, Guzy & Steffen, Ltd.
200 Coon Rapids Boulevard
Minneapolis, MN 55433-5894
Attn: Daniel D. Ganter, Jr.
Telecopy: (612) 780-1777

Peterson, Savelkoul, Schlichting & Davies, Ltd.
211 South Newton
Albert Lea, MN 56007
Attn: Henry J. Savelkoul
Telecopy: (507) 373-7863

NOTICES TO THE COMPANIES AND BUYER:

Linc.net, Inc.
781 Crandon Blvd.
Suite 1801
Key Biscayne, FL 33149
Attn: Ismael Perera
Telecopy: (305) 365-7289

WITH COPIES TO (WHICH SHALL NOT CONSTITUTE NOTICE TO THE COMPANIES OR BUYER):

First Chicago Equity Capital
Three First National Plaza
Suite 1210
Chicago, IL 60670
Attn:    Burton E. McGillivray
Telecopy: (312) 732-7483

Saunders, Karp & Megrue, L.P.
262 Harbor Drive
Stanford, CT 06902
Attn:    John F. Megrue
Telecopy: (203) 708-6677

Kirkland & Ellis
200 East Randolph
Chicago, IL 60601
Attn:    Ted H. Zook
         E. Paul Quinn
Telecopy:  (312) 861-2200

                  9.3 SUCCESSORS AND ASSIGNS. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any party after the Closing, without the prior written consent of the other parties hereto; PROVIDED THAT Buyer may assign its rights and obligations hereunder (including its right to purchase the Shares), in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto. In addition, after the Closing, Buyer may assign its rights and obligations pursuant to this Agreement, including its rights and obligations under the Escrow Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Companies or their businesses in any form of transaction without the consent of any of the other parties hereto and each of Buyer and the Companies may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.

                  9.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  9.5 CAPTIONS; INTERPRETATION. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  9.6 NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third persons specifically including employees and creditors of the Companies and creditors of the Sellers.

                  9.7 COMPLETE AGREEMENT. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including that certain letter of intent dated August 27, 1999, between Linc.net, the Sellers and the Companies), whether written or oral, relating to such subject matter in any way.

                  9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

                  9.9 DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

                  9.10 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Minnesota without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Minnesota.

                  9.11 SCHEDULES. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule.

                  9.12 LINC.NET GUARANTEE. Linc.net unconditionally and irrevocably guarantees the prompt payment and performance of all of the obligations of Buyer hereunder; PROVIDED THAT Linc.net will have any and all of the defenses that the Buyer could have with respect to such obligations.

                            *    *    *    *    *

                  IN WITNESS WHEREOF, the parties; hereto have executed this Stock Purchase Agreement on the date first written above.

                           LINC.NET ACQUISITION CORP.


                                            By:________________________________
                                            Name:
                                            Title:


                                            ___________________________________
                                            Robert J. Muller



                                            ___________________________________
                                            Lawrence L. Pribyl



                         MULLER & PRIBYL UTILITIES, INC.


                                            By:________________________________
                                            Name:
                                            Title:


                                            M&P UTILITIES, INC.


                                            By:________________________________
                                            Name:
                                            Title:

                                            LINC.NET, INC.


                                            By:________________________________
                                            Name:
                                            Title:

                               SCHEDULE OF SELLERS


                                NUMBER OF SHARES OWNED OF        NUMBER OF SHARES               PERCENTAGE
            NAME                     MULLER & PRIBYL        OWNED OF M&P  UTILITIES, INC.           OF
                                     UTILITIES, INC.                                          PURCHASE PRICE
------------------------------------------------------------------------------------------------------------

Robert J. Muller
La Rive #2001                               50                          50                          50%
110 Bank Street Northeast
Minneapolis, MN 55414

Lawrence L. Pribyl                          50                          50                          50%
c/o Muller Pribyl Utilities
2402 Hwy 55
Hamel, MN 55340
Telecopy: (612) 478-6223
